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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby consent to the use of our report dated March 17, 1999 (except with respect to the last three sentences in the first paragraph of Note 1, as to which the date is June 11, 1999) related to the consolidated financial statements of CareInsite, Inc., our report dated February 22, 1999 related to the financial statements of Avicenna Systems Corporation and our reports dated May 24, 1999 related to the financial statements of Med-Link Technologies, Inc. included in or made part of this registration statement and to all references to our Firm included in this registration statement.

                                                  /s/ Arthur Andersen LLP
                                          _____________________________________

Roseland, New Jersey

June 14, 1999